perfonnance criteria and the awarding of any bonuses shall be determined reasonably and in good faith by the Board. For purposes of this Agreement, "VWAP' means for any date, the price of a share of Common Stock detennined by the first of th following clauses that applies: (a) if the Common Stock is then listed or quoted on th NYS Am rican, th Nasdaq apital Market, the Nasdaq Global Market, the Nasdaq lobal el ct Mark t or the New York Stock Exchange, the volume weighted average price of th ommon to k for the thirty (30) trading days immediately preceding such date on such trading mark t on which the mmon tock is then listed or quoted as reported by Bloomberg L.P., (b) if the ommon tock is th n listed or quoted on OT QB or OTCQX, the volume weighted average price of the ommon t k for thirty (30) trading days immediately preceding such date on OT QB r OTCQ., 1 as appli able, or (c) in all other cases, the fair market value of a share of C mmon to k as d tennin d by an ind p ndent appraiser selected in good faith by the Company, th fi and xp n of v hich hall b paid by the Company. Equity Compensntiou. ubject to the approval of the Company's Board of Dire tor , th ompan hall issue and grant to Executive, on or about the Effective Date, One Million (1,000,000) R tricted tock Units of the Common Stock ("RSUs"). The RSUs shall be ubj t to the tem1 and onditions of the Company's equity incentive plan (the "Incentive Plan") and an av ard agre ment that shall provide, among other things, that, the RSU's shall vest over a three- ear p riod ba ed on time and perfonnance criteria as follows: (A) 33.3% of such RSUs shall vest on the first anniversary of the grant date provided that the VW AP on such date is at least one dollar ($ 1.00); (B) an additional 33 .3% of such RSUs shall vest on the second anniversary of the grant date provided that the VW AP on such date is at least two dollars ($2.00); and (C) the remaining 33.4% of the RSUs shall vest on the third anniversary of the grant date provided that the VW AP on such date is at least two dollars and fifty cents ($2.50). Should the Executive not meet the time based or performance based vesting requirements, the applicable portion of the RS Us that were due to vest shall be forfeited. Notwithstanding the foregoing, should the Executive's employment be tenninated, in any way or for any reason, prior to any of the aforementioned anniversary dates, the RSUs shall vest in proportion to the time remaining to the next anniversary date. For clarity and for example, should the Executive be tenninated 18 months after the grant date, 50% of the RSUs leading to the second anniversary shall vest if the VW AP at the time of termination meets the second anniversary goal. In the event of a conflict between this Section C and the tenns and conditions of the Incentive Plan and the applicable award agreement, this Section C shall govern. The Executive may be eligible to receive additional equity awards, granted under the Incentive Plan, as the Company may, in its sole discretion, detennine appropriate. D. Other Expenses. The Company agrees that, during Executive's employment, the Company will promptly reimburse Executive for out-of-pocket expenses reasonably incurred in connection with Executive's perfonnance of Executive's services hereunder, upon the presentation by Executive of an itemized accounting of such expenditures, with supporting receipts, provided that Executive submits such expenses for reimbursement in compliance with the Company's expense reimbursement policies. Reimbursement shall be in compliance with the Company's expense reimbursement policies and, if applicable, Article V, Section I{ii). 3